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                                                                  EXHIBIT (c)(4)



GEOTEK COMMUNICATIONS, INC. NEWS

Contact:     Randy Miller, Geotek Communications, Inc.            201-930-9305
             Andrea Mabel, Morgen-Walke Associates, Inc.          212-850-5600



             GEOTEK TO RECEIVE $115 MILLION IN ADDITIONAL FINANCING

                    SOROS INVESTMENT PARTNERSHIP TO INCREASE
                      INVESTMENT IN GEOTEK TO $100 MILLION

         Montvale, New Jersey, March 5, 1996 - Geotek Communications, Inc. (NASDAQ:NNM:GOTK) (Pacific:GEO) announced today that it has raised $75 million in private financing from a group of investors. In a separate transaction, the Company obtained a commitment for a $40 million credit facility from a Soros Investment Partnership, which upon execution of a definitive agreement, will bring the Soros Group's total investment in the Company to $100 million.

         In the first transaction, the Company issued $75 million 5 year 12% senior subordinated convertible notes to a group of investors. The notes are convertible by the holders thereof, after the first anniversary of the closing, into common stock at a conversion price of $9.50, subject to adjustment, and are callable at the option of the Company under certain circumstances, after 18 months. Also participating in the transaction was CIP Capital, a $50 million venture capital fund managed by Geotek Chairman Winston Churchill.

         In a separate transaction, the Company received a commitment for a $40 million credit facility, from a Soros Investment Partnership. The credit facility will be structured as a series of 10% 6-year senior notes. In connection with this facility, the Company will grant the lender 5-year


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detachable warrants to purchase 4.2 million shares of the Company's common stock, exercisable at $9.50. The closing of this facility is subject to a number of conditions including the execution of definitive agreements.

         Geotek will use the funds raised to finance the continued expansion of its FHMA(TM) networks in the United States. Since the beginning of the year, Geotek has launched networks in Philadelphia, Washington, D.C. and Baltimore and is scheduled to begin offering commercial service in New York, Boston, Miami and Dallas by the spring. By the end of 1997, Geotek intends to deploy FHMA (TM) networks in at least 35 U.S. markets, including Atlanta, Chicago and San Francisco.

         Geotek Communications, Inc. Is an international wireless telecommunications company that focuses on technology, equipment and network development and operation.




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MEDIA CONTACTS:

Lee Foley                                     Alan Penchansky
(national/financial press)                    (technology/industry/trade)
Morgen-Walke Associates, Inc.                 Edelman Public Relations
212-850-5600                                  212-704-8285